                                 PURCHASE AGREEMENT



                                   by and between


                    CENTRE SOLUTIONS HOLDINGS (DELAWARE) LIMITED


                                        and


                      SUPERIOR NATIONAL INSURANCE GROUP, INC.




                                  December 7, 1998

                                 TABLE OF CONTENTS

                                                                                      PAGE
ARTICLE I. PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

  SECTION 1.1    PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  SECTION 1.2    PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  SECTION 1.3    CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER AND BIG . . . . . . . . . . . . . . 4

  SECTION 2.1    ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  SECTION 2.2    AUTHORIZATION; VALIDITY OF AGREEMENT. . . . . . . . . . . . . . . . . . 5
  SECTION 2.3    CONSENTS AND APPROVALS; NO VIOLATIONS . . . . . . . . . . . . . . . . . 5
  SECTION 2.4    CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  SECTION 2.5    LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  SECTION 2.6    NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS . . . . . . . . . . . . . . 6
  SECTION 2.7    TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  SECTION 2.8    BROKERS OR FINDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  SECTION 2.9    ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . 9
  SECTION 2.10   EMPLOYMENT MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .11
  SECTION 2.11   NO LIABILITY FOR EMPLOYEE BENEFIT PLANS, ETC. . . . . . . . . . . . . .12
  SECTION 2.12   INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . .12
  SECTION 2.13   NO UNDISCLOSED LIABILITIES. . . . . . . . . . . . . . . . . . . . . . .13

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . .13

  SECTION 3.1    ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
  SECTION 3.2    AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. . . . . . . . .13
  SECTION 3.3    CONSENTS AND APPROVALS; NO VIOLATIONS . . . . . . . . . . . . . . . . .13
  SECTION 3.4    ACQUISITION FOR INVESTMENT. . . . . . . . . . . . . . . . . . . . . . .14

ARTICLE IV. COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

  SECTION 4.1    ACCESS TO INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .14
  SECTION 4.2    PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
  SECTION 4.3    TAX INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
  SECTION 4.4    APPROVALS AND CONSENTS; COOPERATION; NOTIFICATION . . . . . . . . . . .17
  SECTION 4.5    NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
  SECTION 4.6    TERMINATION AND RELEASE . . . . . . . . . . . . . . . . . . . . . . . .18
  SECTION 4.7    FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . . . .18
  SECTION 4.8    SELLER'S ENVIRONMENTAL INDEMNITIES. . . . . . . . . . . . . . . . . . .19
  SECTION 4.9    CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . .19
  SECTION 4.10   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .19
  SECTION 4.11   NOTICE AND CURE . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
  SECTION 4.12   CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
  SECTION 4.13   REINSURANCE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .21
  SECTION 4.14   BICO LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . .21
  SECTION 4.15   OPERATIONS INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . .21
  SECTION 4.16   MANAGED CARE REPLACEMENT AGREEMENT. . . . . . . . . . . . . . . . . . .21
  SECTION 4.17   INDEMNIFICATION FOR EMPLOYEE MATTERS LIABILITIES. . . . . . . . . . . .22

                                       i

ARTICLE V. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

  SECTION 5.1    INDEMNIFICATION BY SELLER . . . . . . . . . . . . . . . . . . . . . . .22
  SECTION 5.2    INDEMNIFICATION BY PURCHASER. . . . . . . . . . . . . . . . . . . . . .23
  SECTION 5.3    SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . .23
  SECTION 5.4    NOTICE AND OPPORTUNITY TO DEFEND. . . . . . . . . . . . . . . . . . . .24
  SECTION 5.5    ADJUSTMENT FOR INSURANCE AND TAXES. . . . . . . . . . . . . . . . . . .24
  SECTION 5.6    MITIGATION OF LOSS. . . . . . . . . . . . . . . . . . . . . . . . . . .25
  SECTION 5.7    SUBROGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
  SECTION 5.8    TAX INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . .25
  SECTION 5.9    SET-OFF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
  SECTION 5.10   EXCLUSIVE REMEDY. . . . . . . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE VI. CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26

  SECTION 6.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING . . . . . .26
  SECTION 6.2    CONDITIONS TO THE OBLIGATIONS OF PURCHASER. . . . . . . . . . . . . . .26
  SECTION 6.3    CONDITIONS TO THE OBLIGATIONS OF SELLER . . . . . . . . . . . . . . . .29

ARTICLE VII. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30

  SECTION 7.1    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
  SECTION 7.2    PROCEDURE AND EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . .30

ARTICLE VIII. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

  SECTION 8.1    GOVERNING LAWS AND CONSENT TO JURISDICTION. . . . . . . . . . . . . . .31
  SECTION 8.2    AMENDMENT AND MODIFICATION. . . . . . . . . . . . . . . . . . . . . . .32
  SECTION 8.3    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
  SECTION 8.4    INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
  SECTION 8.5    COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
  SECTION 8.6    ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . .34
  SECTION 8.7    SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
  SECTION 8.8    SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . . . . . . . . . .34
  SECTION 8.9    ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
  SECTION 8.10   EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
  SECTION 8.11   WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
  SECTION 8.12   SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35

                                 PURCHASE AGREEMENT

               PURCHASE AGREEMENT, dated as of December 7, 1998 (this "AGREEMENT"), by and between Centre Solutions Holdings (Delaware) Limited, a holding company incorporated in the State of Delaware ("PURCHASER") and Superior National Insurance Group, Inc., a Delaware corporation ("SELLER").

               WHEREAS, Seller and Foundation Health Corporation ("FHC") have entered into that certain Purchase Agreement dated as of May 5, 1998 (the "ACQUISITION AGREEMENT"), pursuant to which Seller will indirectly acquire from FHC, among other things, all of the issued and outstanding shares of capital stock of Business Insurance Group, Inc., a Delaware corporation ("BIG") and BIG's insurance company subsidiaries, including by and between Centre Solutions Holdings (Delaware) Limited, a holding company incorporated in the State of Delaware ("PURCHASER") and Superior National Insurance Group, Inc., a Delaware corporation ("SELLER").

               WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to cause to be sold to Purchaser, all of the issued and outstanding shares of capital stock of BICO (the "SHARES") immediately after the closing of the transactions contemplated by the Acquisition Agreement;

               WHEREAS, Seller intends, immediately prior to the Closing (as hereinafter defined), to cause BICO to transfer all of its assets, liabilities, employees and business operations to one or more Affiliates (as hereinafter defined) of Seller so that upon the Closing, BICO will have only the Licenses (as hereinafter defined), the Surviving Contracts (as defined in Section 6.2(a)(iv)), and certain other assets and liabilities specified herein; and

               WHEREAS, prior to or simultaneous with the Closing, in furtherance of the foregoing and in order to assure continuity of the underwriting of certain non-California and non-Arizona business presently underwritten by BICO, the rights to which Seller will have acquired by its acquisition of BICO, the Underwriting Management Agreement, the Quota Share Reinsurance Agreement, the Loss Portfolio Transfer Agreement and the Claims Administration Services Agreement (each as hereinafter defined, each of which is sometimes hereinafter referred to as a "PROGRAM AGREEMENT" and collectively as the "PROGRAM AGREEMENTS") shall be executed and delivered.

               NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                      ARTICLE I.

                                  PURCHASE AND SALE


       SECTION 1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver, or cause BIG to sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller or BIG, the Shares, free and clear of all options, pledges, mortgages, security interests, liens, claims, rights of first refusal, leases, transfer restrictions under any shareholder or similar agreement, or other encumbrances or restrictions on voting or transfer of any kind whatsoever ("ENCUMBRANCES"), other than restrictions imposed by federal or state securities laws, and free from any and all defects in title.


       SECTION 1.2    PURCHASE PRICE.

            (a) On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, Seller shall deliver or cause to be delivered a certificate or certificates representing the Shares duly endorsed in blank or accompanied by a stock power or stock powers duly executed in blank and, in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to Seller an amount (the "PURCHASE PRICE") equal to the sum of (i) Five million Dollars ($5,000,000), plus (ii) the Adjustment Amount, as defined below, plus (iii) an amount equal to the Net Statutory Amount. The term "NET STATUTORY AMOUNT" shall mean the amount resulting from the subtraction of the Excluded Statutory Amount, as hereinafter defined, from the BICO Statutory Amount, as hereinafter defined. The term "BICO STATUTORY AMOUNT" shall mean the amount of the statutory capital and surplus of BICO at and as of the Closing Date, which amount shall not materially exceed the minimum statutory or regulatory amount (the "MINIMUM STATUTORY AMOUNT") required to preserve and maintain in effect the Licenses (as hereinafter defined). The term "EXCLUDED STATUTORY AMOUNT" shall mean the amount equal to the statutory deposits (the "EXCLUDED DEPOSITS") that would be listed on Schedule E, Part 2 of BICO's Annual Statement, with respect to the States listed on EXHIBIT 1.2, attached hereto and hereby incorporated by reference, if such deposits were calculated as of the Closing Date. Seller and Purchaser shall use commercially reasonable efforts to obtain from the applicable state regulatory authorities' permission to release the Excluded Deposits as promptly as reasonably practicable on or following the Closing Date. Upon such release, Purchaser shall transfer to the Seller the Excluded Deposits.


            (b)   The amount to be paid by Purchaser pursuant to clause
(iii) above shall be determined in accordance with statutory accounting practices prescribed or permitted by the Department of Insurance of the State of Delaware, consistently applied. It is understood that at and as of the Closing Date, BICO shall have a statutory capital and surplus in an amount not less than the Minimum Statutory Amount. Notwithstanding the foregoing, and without limiting Purchaser's rights under Article V hereof, the Purchaser shall pay to Seller, as an adjustment to the Purchase Price, the Adjustment Amount, as defined below, on the date nine (9) months following the Closing, or such sooner time as the parties hereto may confirm that the Licenses (as defined in Section 2.1, below) are without lapse, suspension, termination, adverse modification and/or limitation (the "ADJUSTMENT PERIOD"). For purposes of this Agreement the term "ADJUSTMENT AMOUNT" shall mean Six Hundred Thousand Dollars ($600,000), as such amount may be reduced pursuant to this Section 1.2(b). In the event that prior to the expiration of the Adjustment Period, any of the Licenses lapse or are suspended, adversely modified, limited and/or terminated, and are not reinstated in full prior to the expiration of the Adjustment Period (or, with respect to the limitations disclosed in Schedule 2.1(a) on the Licenses for the states of Minnesota and North Carolina, and notwithstanding any such disclosure in Schedule 2.1(a), any of such Licenses are not reinstated in full prior to the expiration of the Adjustment Period), then the Adjustment Amount shall be reduced by $100,000 per jurisdiction in which such lapse, suspension termination, adverse modification and/or limitation is effective (or, with respect to the Licenses for the states of Minnesota and North Carolina, per jurisdiction in which any of such Licenses are not reinstated in full). The parties understand and agree that Purchaser does not intend to acquire, and will not acquire, and that BICO will not continue to employ on or after the Closing Date, any of the employees or officers of BICO. As such, the Purchase Price does not contemplate Purchaser's acquisition of any employees or officers of BICO, nor does this Agreement obligate in any way whatsoever Purchaser or BICO to be responsible for any payroll, benefits, severance, pensions or other employee related costs or obligations with respect to any employees or officers of BICO.

       SECTION 1.3    CLOSING.

            (a) The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Riordan & McKinzie in Los Angeles as promptly as possible after the consummation of the transactions contemplated by the Acquisition Agreement, but in no event later than December 31, 1998, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the "CLOSING DATE").


            (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) a stock certificate or stock certificates evidencing the Shares duly endorsed in blank or accompanied by a stock power or stock powers, duly executed in blank, (ii) an original Underwriting Management Agreement, as hereinafter defined, duly executed by SN Insurance Services, Inc. ("SNIS") and BICO, (iii) an original Quota Share Reinsurance Agreement, as hereinafter defined, duly executed by California Compensation Insurance Company ("CALCOMP") and BICO, (iv) an original Loss Portfolio Transfer Agreement, as hereinafter defined, duly executed by CalComp and BICO, (v) an original Claims Administration Services Agreement, as hereinafter defined, duly executed by a designee of Seller (reasonably acceptable to Purchaser), and BICO, (vi) evidence of termination or assumption by Seller and/or any Affiliates thereof of any and all Contracts by which BICO or any of its assets are bound (other than the Surviving Contracts), (vii) all books and records of BICO (it being understood and agreed that if, at any time after the Closing, Seller discovers in its possession or under its control any other books and records of BICO, Seller will forthwith deliver such books and records to Purchaser), (viii) certified copies of resolutions duly adopted by the Boards of Directors of Seller, BIG and/or BICO, as the case may be, authorizing and approving the execution, delivery and performance of this Agreement and each other agreement required to be executed and delivered by Seller, BIG and/or BICO pursuant to this Agreement, (ix) certified complete and correct copies of the Amended and Restated Certificate of Incorporation and bylaws of BICO, as in effect on the Closing Date, and (x) all other previously undelivered certificates and other documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

            (c) At the Closing, Purchaser shall deliver to Seller: (i) the Purchase Price (not including the Adjustment Amount, as defined below) by wire transfer in immediately available funds to an account or accounts designated by Seller, (ii) certified copies of resolutions duly adopted by the Board of Directors of Purchaser authorizing and approving the execution, delivery and performance of this Agreement, and each other agreement required to be executed and delivered by Purchaser pursuant to this Agreement, and
(iii) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

            (d) At the Closing, Seller shall assign, convey and transfer to the Purchaser, and Seller shall cause BIG to assign, convey and transfer to the Purchaser their respective entire right (including the right to seek remedies for past infringements and to retain any proceeds recovered in such suit), title and interest in and to all trade names, service marks and trademarks, whether registered or unregistered, of BICO, throughout the world (including all applications for registration, registrations, extensions, reissues and renewals thereof.)

            (e) Notwithstanding anything to the contrary in this Agreement, Seller and/or BIG, and not Purchaser or BICO, shall be responsible and shall retain any and all liability for (i) all compensation, benefits, and perquisites of any kind due any person on account of employment by BICO at any time or times prior to the Closing Date, or the termination of employment of any such person by Seller, BICO and/or BIG, including, but not limited to, medical or dental benefits either reported but not paid or incurred but not reported prior to the Closing Date and continuation of health care coverage pursuant to COBRA; and (ii) all notices, payments, fines, taxes or assessments due to any Governmental Entity pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees of BICO by Seller, BICO and/or BIG for any period prior to the Closing Date, including, but not limited to, the WARN Act and any applicable state severance pay law and any rules or regulations that have been issued in connection with any of the foregoing.

                                     ARTICLE II.

                   REPRESENTATIONS AND WARRANTIES OF SELLER AND BIG

       Seller, on its own behalf and on behalf of BIG, represents and warrants to Purchaser as follows:

       SECTION 2.1 ORGANIZATION. Each of Seller and BICO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has delivered to Purchaser a complete and correct copy of the Amended and Restated Certificate of Incorporation and bylaws of BICO, as in effect on the date hereof. Except as set forth in Schedule 2.1(a), the licenses, certificates of authority, authorizations, government approvals, orders, registrations, qualifications, consents and permits and filings, all of which are described in Schedule 2.1(b) (collectively, the "LICENSES") are valid, binding and in full force and effect and in good standing in all respects (it being acknowledged by the parties that certain notifications to regulatory authorities may be required following a change in control of BICO). Schedule 2.1(b) lists all jurisdictions in which BICO is currently authorized to transact the business of insurance and/or reinsurance and maintains a valid License from the applicable insurance department to transact insurance and/or reinsurance business, along with a description of the scope, by line of business, of BICO's Licenses in each such jurisdiction. Except as set forth in Schedule 2.1(a), no such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings and, to the knowledge of Seller, there is no pending threat of such suspension, revocation or limitation or any similar proceedings by any Governmental
Entity, as defined below. To the Seller's knowledge, except for compliance with periodic renewal procedures, no approvals or authorizations are required to permit BICO to continue to conduct its business as presently conducted following the Closing.

       SECTION 2.2 AUTHORIZATION; VALIDITY OF AGREEMENT. Seller has the power and authority to execute and deliver this Agreement and all of the agreements and documents contemplated hereby, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and all of the agreements and documents contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by Seller by all necessary corporate action and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and all agreements and documents contemplated hereby and thereby and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and each of the agreements and documents contemplated hereby has been duly executed and delivered by Seller, and (assuming due and valid authorization, execution and delivery hereof and thereof by Purchaser and each other party thereto other than Seller) is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

       SECTION 2.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as contemplated by the Acquisition Agreement and except for (a) approvals or consents of any court, arbitration panel or tribunal, legislative, executive or regulatory authority or agency (each a "GOVERNMENTAL ENTITY" and collectively the "GOVERNMENTAL ENTITIES") under applicable insurance laws of each of the jurisdictions listed in Schedule 2.1(b) or as may be otherwise required by law,
(b) applicable requirements under corporation or "blue sky" laws of various states and (c) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement or any agreement or document contemplated hereby by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Seller or BICO, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrances upon any of the properties or assets of BICO under (or result in being declared void, voidable or without further binding effect) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, License, contract, agreement or other instrument, commitment or obligation to which BICO is a party or by which BICO or any of its properties or assets may be bound, (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller or BICO, (iv) require on the part of Seller or BICO any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or (v) result in a termination, loss or adverse modification or limitation of any License, except in the case of clauses
(iii), (iv) and (v), for such violations, breaches, defaults or other events specified therein, which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged (to the extent, and only to the extent, that such business or activities differ from the business or activities engaged in by BICO prior to the Closing
Date), or as a result of any acts or omissions by Purchaser (other than acts or omissions resulting from a breach by Seller of any of the representations, warranties and/or covenants of Seller in this Agreement).

       SECTION 2.4 CAPITALIZATION. Schedule 2.4 sets forth the authorized, issued and outstanding capital stock of BICO. The Shares constitute all of the issued and outstanding shares of capital stock of BICO. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no defects of title. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating BICO to issue, transfer or sell any shares of capital stock or other equity interest in BICO or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual or other obligations of BICO to repurchase, redeem or otherwise acquire any capital stock of BICO or (iii) voting trusts or similar agreements or understandings to which Seller or BICO is a party with respect to the voting of the capital stock of BICO.

       SECTION 2.5 LITIGATION. Except as disclosed in Schedule 2.5, there is no action, suit, proceeding (or, to the knowledge of Seller or BICO, investigation) pending, or to the knowledge of Seller or BICO, action, suit, proceeding or investigation threatened, involving Seller or BICO or any of their respective officers or directors as such, or any of BICO's assets, including without limitation, any of the Licenses, nor is there any action, suit, proceeding (or, to the knowledge of Seller or BICO, investigation) pending, or to the knowledge of Seller or BICO, action, suit, proceeding or investigation threatened, challenging the validity or propriety of the transactions contemplated by this Agreement, by or before any Governmental Entity or by any third party that is reasonably likely to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or contemplated by the Acquisition Agreement that relate to this Agreement. Except as disclosed in Schedule 2.5, no material orders, decrees, awards, sanctions or judgments exist against Seller or BICO or any of their respective officers or directors, as such, other than those applicable to the industry as a whole in the jurisdiction where issued.

       SECTION 2.6 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in Schedule 2.6, neither Seller nor BICO is in default or violation of any term, condition or provision of its certificate of incorporation or bylaws, or, with respect to BICO only, (i) any License or (ii) statute, law, rule, regulation, judgment, decree, order or arbitration award applicable to BICO, excluding from this clause (ii), defaults or violations which would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or which become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged (to the extent, and only to the extent, that such business or activities differ from the business or activities engaged in by BICO prior to the Closing Date), or as a result of any acts or omissions by Purchaser
(other than acts or omissions resulting from a breach by Seller of any of the representations, warranties and/or covenants of Seller in this Agreement), or the status of any facts pertaining to, Purchaser. Except as set forth on
Schedule 2.6, neither Seller nor BICO has received any written notice since December 31, 1995 from any Governmental Entity alleging any violation described in clause (ii) (without giving effect to the exclusions referenced therein) or directing BICO to take any remedial action with respect to such law, ordinance or regulation which, in each case, would materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

       SECTION 2.7 TAXES. To the knowledge of Seller and except as disclosed in Schedule 2.7 and the federal waiver given by BICO in connection with the federal income tax examination which is currently in process for the tax years disclosed on Schedule 2.7(c) and the related automatic extensions which result under state law from the execution of such federal waiver:

            (a) BICO is taxable as an insurance company. BICO has filed, within the time and manner prescribed by law, all material returns, material information statements and material reports (including schedules attached to any of the foregoing) required to be filed with or supplied to a Tax Authority (hereinafter defined) with respect to Taxes (hereinafter defined) (collectively, "TAX RETURNS"). All such Tax Returns were correct and complete in all material respects. All federal, state, local or foreign income, capital gains, profits, premium, gross receipts, payroll, capital stock, franchise, employment, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, mining, value added, investment credit recapture, alternative or add-on minimum, environmental, estimated or other taxes, duties or assessments of any kind, including any interest, penalty and additions imposed with respect to such amounts (collectively, "TAXES") owed by BICO (whether or not shown on any Tax Return) have been paid. BICO is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any federal, national, foreign, state, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority (each, a "TAX AUTHORITY") in a jurisdiction where BICO does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of BICO that arose in connection with any failure (or alleged failure) to pay any Tax. All written assessments of material Taxes due and payable by, on behalf of or with respect to BICO have been paid, or are being contested in good faith by appropriate proceedings and have been reserved against in accordance with GAAP and statutory accounting procedures and practices.

            (b) BICO has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by it to each employee, independent contractor, creditor, stockholder, partner or other third party.

            (c) BICO does not nor does any director or officer (or employee responsible for Tax matters) of BICO expect or have reason to expect any Tax Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of BICO either (i) claimed or raised by any Tax Authority in writing or (ii) as to which any Seller or any director or officer (or employee responsible for Tax matters) of any Company has knowledge. Part (c) of Schedule 2.7 lists all income Tax Returns filed with respect to BICO for taxable periods ended after December 31, 1994, and indicates those Tax Returns that have been audited or are currently the subject of an audit. Sellers have delivered to the Purchaser correct and complete copies of all federal Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by BICO for any period subsequent to December 31, 1994.

            (d) BICO has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) BICO has not has filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto (the "CODE") concerning collapsible corporations.

            (f) BICO has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

            (g) BICO has not has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (h) BICO is not a party to any Tax allocation or sharing agreement which will require any payment by BICO for Taxes accruing after the Closing Date.

            (i) Part (i) of Schedule 2.7 sets forth the following information with respect to BICO on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby: (i) the basis of BICO in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to any such party; and (iii) the amount of any deferred gain or loss allocable to each party arising out of any deferred intercompany transaction.

            (j) The unpaid Taxes of BICO (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet (rather than in any notes thereto) included in the financial statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BICO in filing their Tax Returns.

       SECTION 2.8 BROKERS OR FINDERS. Seller represents, as to itself and BICO, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

       SECTION 2.9    ENVIRONMENTAL MATTERS.

            (a) For the purpose of this Agreement, the following words and phrases shall have the following meanings:

                  (i) "ENVIRONMENT" shall mean soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

                  (ii) "ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on or off any property, owned, leased or otherwise occupied by BICO ("PREMISES"), whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against BICO by any third party (including, without limitation, any Governmental Entity), including, without limitation, any condition resulting from the operation of BICO's business and/or the operation of the business of any other property owner or operator in the vicinity of such Premises and/or any activity or operation formerly conducted by any person or entity on or off the Premises.

                  (iii) "ENVIRONMENTAL LAWS" shall mean (a) any federal, state, or local law, regulation, ordinance, rule, guideline or by-law regulating or referring to the Environment, whether existing as of the date hereof or subsequently enacted; (b) any law, ordinance, regulation, rule, guideline or by-law of any Governmental Entity that asserts or may assert jurisdiction over the Seller, BICO or the Premises, or the operations or activities at the Premises, that regulates or refers to the presence, release, threat of release, use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Substances, including, but not limited to (i) requiring any permit, license, approval, consent or authorization, or the renewal thereof; (ii) regulating the amount, form, manner of storage, transport and/or disposal of Hazardous Substances; or (iii) requiring any reporting, inspection report, business plan, notification, or any other dissemination of or access to information regarding Hazardous Substances, including warnings or notices to tenants, subtenants, employees, occupants, invitees or consumers.

                  (iv) "HAZARDOUS SUBSTANCES" shall mean (a) any pollutant, toxic substance, contaminant, chemical, hazardous waste, hazardous material, petroleum product, oil, radioactive material or energy; (whether such energy is radioactive or not) (b) any substance, gas material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," or words of similar import under any Environmental Law; (c) radon gas, asbestos in any form which could or does become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; (d) any other chemical, material, gas, or substance, the exposure or release of which is or may be prohibited, limited or regulated by any Governmental Entity that asserts or may assert jurisdiction over the Premises, or the operations or activity at the Premises, or any chemical, material, gas or substance that does or may pose a hazard to health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

                  (v) "PERMIT" shall mean any environmental permit, license, approval, consent, or authorization issued by a federal, state, or local Governmental Entity under any Environmental Law.

                  (vi) "PREMISES" shall mean any property or location, whether owned, leased, or otherwise occupied at, from, or which BICO now or has heretofore conducted business.

                  (vii) "RELEASE" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

                  (viii) "THREAT OF RELEASE" shall mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

            (b)   Seller's Representations, Warranties, and Obligations.

            The Seller, on its own behalf and on behalf of BICO, represents and warrants to Purchaser, that the following are true and on the date hereof and as of the Closing Date:

                  (i) the activities, operations and business by BICO, including, but not limited to, the business conducted by BICO at any Premises or any past or ongoing alterations or improvements by BICO at any Premises is, and has been at all times in compliance with all Environmental Laws and with all agreements with Governmental Entities, court and administrative orders regarding the Environment and binding on BICO, (ii) to the knowledge of Seller and/or BICO, Hazardous Substances have not been generated, used, treated, handled, stored, released or disposed of, on, at, under or about the Premises, and (iii) neither the Seller nor BICO has knowledge of the existence of any Environmental Condition at any of the Premises and that, with respect to those Premises where the Seller or BICO has knowledge of such an Environmental Condition, that no further action is required to remedy any condition.

                  (ii) Neither the Seller nor BICO is aware of any pending or threatened litigation or proceedings before any administrative agency in which any person or entity alleges the violation by BICO of any Environmental Law or the presence, release, threat of release, placement, storage, disposal or use, generation or treatment of Hazardous Substances on, at, under or from any of the Premises, including, without limitation, that Hazardous Substances used, generated, stored or treated at any Premises were released or treated to be released at any site other than the Premises
            ("OFF SITE CLAIMS"), nor has the Seller or BICO (A) received any notice of and has no actual or constructive knowledge that any third party, Governmental Entity or any employee or agent thereof, has determined, threatens to determine or requires an investigation to determine that there exists any violation by BICO of any Environmental Law or the presence, release, threat of release, or placement, use, gain, storage, disposal or treatment of Hazaradous Substances on, at, under or from the Premises, (B) received any notice of a claim against BICO under any citizen suit provision of any Environmental Law; or (C) received any request for inspection or request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with any Environmental Law relating to the busines of BICO or to any Premises.

                  (iii) No lien has been imposed on any of BICO's assets by any Governmental Entity in connection with Environmental Law.

                  (iv) BICO has all Permits necessary for its activities and operations of its business and for any past or ongoing alterations or improvements by BICO at any Premises.

                  (v) That no storage tanks presently exist on, at, under or about any Premises or, to Seller's or BICO's knowledge, previously existed on, at, under or about any Premises, or to the best of Seller's and BICO's knowledge, are located on any adjoining property.

            (c) Seller, on its own behalf and on behalf of BICO, covenants to Purchaser, from the date hereof, that Seller shall provide to Purchaser, within five (5) business days of the date hereof, copies of all documents, records, and information in its possession or control or available to Seller concerning (A) BICO's compliance with Environmental Laws, (B) the presence, use, emission, generation, storage, treatment or disposal of Hazardous Substances at, or under or from any Premises and (C) Environmental Conditions relevant to BICO's business and/or any Premises, whether generated by BICO or others, including, without limitation, environmental audits, environmental risk assessments, or site assessments of the Premises and/or any adjacent property, documentation regarding offsite disposal of Hazardous Substances, reports and correspondence. Furthermore, Seller shall have an ongoing obligation to provide to Purchaser copies of any additional such documents which come into the possession or control of or become available to Seller and/or BICO subsequent to the date hereof and on or prior to the Closing Date, within two (2) business days of any such document becoming available to Seller or to BICO.

       SECTION 2.10 EMPLOYMENT MATTERS. BICO is in compliance in all material respects with all "Employment Practices Laws." BICO is not engaged in any unfair labor practice or discriminatory employment practice and, except as disclosed on Schedule 2.10, no complaint of any such practice against BICO, or any officer, director, employee or agent of BICO, has been filed or, to Seller's, BIG's or BICO's knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal, state or local, that regulates labor or employment practices, nor is any grievance filed or, to the knowledge of Seller, BIG or BICO, threatened to be filed, against BICO by any employee pursuant to any collective bargaining or other employment agreement to which BICO is a party or is bound. BICO is in compliance in all material respects with all applicable federal, state and local laws and regulations regarding occupational safety and health standards, and has received no complaints from any federal, state or local agency or regulatory body alleging violations of any such laws and regulations. For purposes of this Agreement, the term "EMPLOYMENT PRACTICES LAWS" shall mean any and all federal, state and/or local laws and/or regulations relating to the terms and conditions of employment, equal employment opportunity, non-discrimination, and/or collective bargaining and payment of social security and other taxes.

       SECTION 2.11 NO LIABILITY FOR EMPLOYEE BENEFIT PLANS, ETC. Neither BICO nor Purchaser, nor any of Purchaser's Affiliates, shall, on and after the Closing Date, have any liability for (i) any compensation, benefits, and perquisites of any kind with respect to any person on account of employment by BICO at any time or times prior to the Closing Date, or the termination of employment of any such person by Seller, BICO and/or BIG, including, but not limited to, medical or dental benefits either reported but not paid or incurred but not reported prior to the Closing Date, continuation of health care coverage pursuant to COBRA or any liabilities arising under, in connection with, or with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA or bonus, deferred compensation, stock purchase, stock option, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement which at any time covered employees of BICO; and/or (ii) notices, payments, fines, taxes or assessments due to any Governmental Entity pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees of BICO by Seller, BICO and/or BIG for any period prior to the Closing Date, including, but not limited to, the WARN Act and any applicable state severance pay law and any rules or regulations that have been issued in connection with any of the foregoing.

       SECTION 2.12 INTELLECTUAL PROPERTY. Schedule 2.12 lists all material trademarks, copyrights and patents owned or used by BICO in the conduct of its business, and states all royalties or license fees BICO pays for intellectual property and/or other proprietary rights used in its business. Except as disclosed in Section 2.12 of the Disclosure Schedule, there are no pending or, to the knowledge of Seller and/or BIG, threatened claims of which Seller and/or BIG have been given written notice, by any person and neither Seller nor BIG has asserted a claim against any person with respect to any patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, logos, assumed names and applications therefor and any know-how, technology, trade secrets or other proprietary information owned or used by BICO in its operations as currently conducted (collectively, the "BICO INTELLECTUAL PROPERTY"). BICO has such ownership of or such rights by license, lease or other agreement to BICO Intellectual Property as are necessary to permit it to conduct its operations as currently conducted. Except as set forth in Schedule 2.12, to the knowledge of the Seller and BIG, BICO has taken all appropriate actions and made all appropriate applications and filings pursuant to applicable laws to perfect or protect its interest in the BICO Intellectual Property.

       SECTION 2.13 NO UNDISCLOSED LIABILITIES. Except as specifically reflected in the balance sheet included in BICO's Quarterly Statement as of September 30, 1998 (or in the notes relating thereto), there are no liabilities against, relating to or affecting BICO except liabilities incurred in the ordinary course of business.

                                     ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to Seller as follows:

       SECTION 3.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

       SECTION 3.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Purchaser has the corporate power and authority to execute and deliver this Agreement and all of the agreements and documents contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and all of the agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate proceedings and no other action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and all of the agreements and documents contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and all of the agreements and documents contemplated hereby have been duly executed and delivered by Purchaser (and assuming due and valid authorization, execution and delivery hereof and thereof by Seller and each other party thereto other than Purchaser) is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

       SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as contemplated by the Acquisition Agreement and except for (a) approvals or consents of any Governmental Entity under applicable insurance laws of each of the jurisdictions listed in Schedule 2.1(b) or as may be otherwise required by law, (b) applicable requirements under corporation or "blue sky" laws of various states and (c) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement or any agreement or document contemplated hereby by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate any provision of the articles of incorporation or by-laws of Purchaser, (ii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser or (iii) require on the part of Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents xor approvals the failure of which to obtain, would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

       SECTION 3.4 ACQUISITION FOR INVESTMENT. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of the Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

                                     ARTICLE IV.

                                      COVENANTS

       SECTION 4.1 ACCESS TO INFORMATION. To the extent Seller is permitted under the terms of the Acquisition Agreement, Seller shall cause BIG and/or BICO (and, to the extent deemed necessary by Purchaser, FHC) to afford Purchaser's officers, employees, accountants, counsel and other authorized representatives access at reasonable times and places throughout the period prior to the Closing Date or the date of termination of this Agreement, to all books, Contracts, facilities and personnel of BIG, BICO, FHC and Seller so that Purchaser may conduct due diligence with respect to BICO's and, to the extent deemed necessary by Purchaser, FHC's financial and legal condition, including, without limitation, financial statements, accounting methods, assets, liabilities, tax matters, regulatory requirements, insurance and reinsurance agreements and other contractual arrangements. Purchaser and all persons conducting such investigations on its behalf shall cooperate to minimize interference with the business operations of BICO, FHC and Seller.

       SECTION 4.2 PUBLICITY. Purchaser and Seller shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), at all times at or before the Closing, consult with one another before issuing or making any reports, statements or releases to the public with respect to this Agreement and/or the transactions contemplated hereby, and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party. If Seller and Purchaser are unable to agree on or approve any such public report, statement or release, then such party may make or issue the legally required or appropriate report, statement or release. Any such report, statement or release approved or permitted to be made pursuant to this Section 4.2 may be disclosed or otherwise provided by Seller or Purchaser to any person or entity, including without limitation to any employee or customer of either party hereto and to any Governmental Entity.

       SECTION 4.3 TAX INDEMNITY. The following provisions shall govern the allocation of responsibility for certain tax matters and shall govern the tax indemnification between the parties following the Closing Date:

            (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for BICO for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of BICO. Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall reimburse Purchaser for Taxes of BICO with respect to such periods (including taxes resulting from an election under Code Section 338(h)(10), if any, within fifteen (15) days after payment by Purchaser or BICO of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. In all events, Seller shall be responsible for all taxes resulting from the election under Code Section 338(h)(10).

            (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of BICO for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of which relates to the portion of such Taxable period ending on the Closing Date (the "PRE-CLOSING PERIOD") shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of BICO.

            (c) REFUNDS OF CREDITS. At the reasonable request of Seller, Purchaser shall cooperate or cause BICO to cooperate with Seller in obtaining any refunds or credits (including interest thereon), other than any refunds or credits reflected in the reserve for Tax Liability or otherwise shown, on the face of the Closing Balance Sheet, relating to Taxes for which Seller may be liable under Section 4.3(i). Purchaser shall be entitled to all other refunds and credits of Taxes. For purposes of this Section, the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a return or adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash.

            (d) AMENDED RETURNS. Neither Purchaser nor Seller shall amend any Tax Returns for periods ending prior to the Closing Date without the prior written consent of the Purchaser and the Seller. If the Seller desires to amend or have amended a Tax Return for periods ending prior to the Closing Date, and the Seller agrees to hold the Purchaser harmless from any additional Taxes that Purchaser may have to bear on account of such amended Tax Returns, Purchaser and Seller shall, at the Seller's cost, cooperate in such matter to the extent reasonable.

            (e) COOPERATION. From and after the Closing, the Seller and the Purchaser shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, Tax Returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (i) for the preparation by the Purchaser or the Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by the Purchaser or the Seller or any Subsidiary or (ii) in connection with any audit or proceeding relating to Taxes for which the Purchaser or the Seller is responsible.

            (f) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the BICO shall be terminated as of the Closing Date and, after the Closing Date, BICO shall not be bound thereby or have any liability thereunder.

            (g) TRANSFER TAXES. The Seller shall be responsible for the payment of any and all sales, use, recordation, gains, transfer or similar Taxes or fees with respect to the transfer of the Assets hereunder (including any interest or penalties with respect thereto) and shall deliver copies of all Tax Returns and other documentation filed with respect thereto to the Purchaser promptly after filing.

            (h) CODE SECTION 338(h) (10) ELECTION. Seller covenants and agrees, at Purchaser's request, to join with Purchaser to make an election pursuant to Section 338(h)(10) of the Code and to file such forms as are necessary to effectuate such election in accordance with this Section 4.3. Purchaser and Seller shall allocate the purchase price under this Agreement among BICO's assets as set forth in Schedule 4.3(h) and shall file Tax Returns consistent with such allocation pursuant to Section 1060 of the Code.

            (i)   INDEMNIFICATION - TAX MATTERS.

                      (i) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereby by the parties to this Agreement and their respective covenants, agreements and obligations to be performed pursuant to the terms of this Section
            4.3 and Section 2.7 shall, unless waived in writing, survive the Closing until such time as all applicable statute of limitations in respect of claims or potential claims by any Tax Authority for Taxes in respect of all periods ended on or prior to the Closing Date has expired.

                      (ii) BY THE SELLER. The Seller agrees to indemnify and hold harmless the Purchaser, and their respective directors, officers, employees, agents, successors and assigns (collectively, the "PURCHASER PARTIES") against, and to reimburse the Purchaser Parties with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs, including, without reasonable fees, expenses and disbursements of counsel (collectively, "DAMAGES"), which each may suffer, incur or pay by reason of any liability or obligation for Taxes, levied by any foreign, Federal, state or local Tax Authority with respect to the ownership or use of the assets of BICO or the conduct of the business of BICO on or prior to the Closing Date, including, without limitation, any and all of the Seller's Tax liabilities (whether a direct liability or a joint and several liability pursuant to Treasury Regulation Section 1.1502-6 or any comparable provision under foreign, state or local laws by reason of Seller or BICO having been a member of any consolidated, combined, unitary or similar group).

                      (iii) BY THE PURCHASER. The Purchaser agrees to indemnify and hold harmless the Seller and its agents, representatives, heirs, successors and assigns (collectively, the "SELLER PARTIES") against, and to reimburse the Seller Parties on demand with respect to, any and all Damages which each may suffer, incur or pay by reason of any liability of the Purchaser for Taxes with respect to the ownership or use of the assets of BICO or the conduct of the Business of BICO after the Closing Date, including, without limitation, any and all of Purchaser's tax liabilities.

       SECTION 4.4    APPROVALS AND CONSENTS; COOPERATION; NOTIFICATION.

            (a) The parties shall use their best efforts and good faith, and cooperate with each other, to obtain as promptly as practicable all approvals, consents and agreements of Governmental Entities and/or third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto, and any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall, to the extent reasonably requested, also promptly deliver to the other party a copy of each material notice, order, opinion and other item or correspondence received by such filing party from any Governmental Entity in respect of any such application.

            (b) Seller and Purchaser shall use all reasonable efforts to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, and to respond as promptly as practicable to any inquiries received from any insurance regulatory authority or other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

            (c) Purchaser and Seller shall each promptly make any and all filings and submissions of information with the insurance departments of the states listed in Schedule 4.4(c) which are required or requested by such insurance departments to obtain the approvals required by such insurance departments to consummate the transactions contemplated hereby. Seller and Purchaser each agree to furnish the other party with such information and reasonable assistance as such other party may reasonably request in connection with its preparation of such Form A filings and other filings or submissions. Purchaser and Seller shall each use reasonable efforts to keep the other party fully apprised of its actions with respect to all such filings and submissions and shall provide the other party with copies of such Form A filings and other filings or submissions in connection with the transactions contemplated by this Agreement.

            (d) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

            (e) Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

       SECTION 4.5 NO SOLICITATION. Seller shall not, directly or indirectly, through any Affiliate, officer, director, employee, investment banker, attorney, representative or agent of Seller or BICO, solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined). Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving BICO or the acquisition of any equity interest in, or a substantial portion of the assets of, BICO, other than the transactions contemplated by this Agreement.

       SECTION 4.6    TERMINATION AND RELEASE.

            (a) Except as set forth on Schedule 4.6(a), Seller, BIG and/or BICO shall have terminated and/or Seller and/or any Affiliate(s) thereof shall have assumed, in each case effective on or prior to the Closing Date, any and all agreements, arrangements, instruments, bonds, indemnities, indentures, leases, licenses (not including the Licenses listed on Schedule 2.1(b)) and/or understandings (each a "CONTRACT" and collectively the "CONTRACTS") to which BICO is a party or to which any of its assets is subject, and Seller and/or any Affiliate(s) thereof shall retain all remaining obligations and/or liability, if any, arising out of or relating to such Contracts and/or the termination of or assumption by Seller and/or any Affiliate(s) thereof, BICO and/or BIG of any or all such Contracts.

            (b) Without limiting anything in Section 4.6(a), above, and except as set forth on Schedule 4.6(a), Seller shall, and Seller shall cause BIG and BICO and their respective Affiliates, including such Affiliates as are, or have been party to, any Contract to which BICO is a party or to which any of its assets is subject, to release BICO and Purchaser, effective as of the Closing Date, from any and all liabilities and obligations owing by BICO with respect to such Contracts.

       SECTION 4.7 FURTHER ASSURANCES. Each party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

       SECTION 4.8    SELLER'S ENVIRONMENTAL INDEMNITIES.

            (a) Seller agrees to indemnify and hold harmless Purchaser, its officers, directors, employees, agents, successors, and assigns (the "INDEMNITEES"), against and in respect of, any and all damages, claims, losses, liabilities, and expenses (including without limitation, reasonable legal, accounting, consulting, engineering, and other expenses), which may be imposed upon, incurred by, or asserted against any of the Indemnitees by any other party or parties (including, without limitation, a Governmental Entity), arising out of, in connection with, or relating to the subject matter of: (a) Seller's or BICO's breach of any of the representations and warranties set forth in Section 2.9; (b) any Environmental Condition or claimed Environmental Condition, existing as of and/or prior to the Closing Date, even if not discovered until after the Closing Date; or (c) any violation of any Environmental Laws or any claimed violation of any Environmental Laws with respect to the Premises, or the Seller's business activities or any facilities or operations thereon, existing as of and/or prior to the Closing Date. Such damages, claims, losses, liabilities, and expenses are hereinafter referred to as "ENVIRONMENTAL LIABILITIES". This indemnity shall survive the Closing and shall be in addition to Seller's obligations under Section 5.1. Anything to the contrary contained herein notwithstanding, no Indemnitee shall be entitled to recover from Seller pursuant to this Section 4.8 unless and until the total of all claims pursuant to this Section 4.8 by all Indemnitees exceeds $25,000 and then only for the amount by which such claims exceed $25,000.

            (b) Purchaser shall provide to Seller prompt written notice of any Environmental Liability, with respect to which indemnification is to be claimed hereunder. However, Seller shall not be relieved of its obligations under this agreement if Purchaser's failure to promptly notify Seller of an Environmental Liability does not prejudice Seller's rights or materially increase its liabilities and obligations hereunder.

       SECTION 4.9 CONDUCT OF BUSINESS. Except as contemplated by this Agreement and the Acquisition Agreement, Seller and/or BIG will cause BICO to, and BICO will, conduct its business only in the ordinary course and consistent with past practice, and neither the Seller, BIG nor BICO shall take any actions inconsistent with the transactions contemplated by this Agreement. Without limitation of the foregoing, BIG will cause BICO to, and BICO will: (i) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to BICO; (ii) perform in all material respects its obligations under all Surviving Contracts; (iii) conduct all underwriting of all new, renewal and existing insurance business in accordance with BICO's now existing underwriting guidelines applied consistent with Seller's past practice; and (iv) administer, investigate and otherwise handle all claims with respect to any and all insurance policies, binders, certificates, endorsements, annuities, and/or Contracts of insurance or reinsurance issued, renewed, reinsured, or underwritten by or on behalf of the Company (each an "INSURANCE POLICY" and collectively the "INSURANCE POLICIES") in accordance with BICO's now existing claims administration guidelines applied consistent with Seller's past practice.

       SECTION 4.10 NEGATIVE COVENANTS. Seller and/or BIG will cause BICO to, and BICO will, refrain from (unless otherwise consented to in writing by Purchaser, as respects each such action):

            (a) Amending its Amended and Restated Certificate of Incorporation or bylaws and from taking any action with respect to any such amendment;

            (b) Authorizing or issuing any shares of BICO's capital stock or other equity securities or entering into any Contract or granting any option, warrant or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any option, warrant or right to purchase any such convertible securities or securities exchangeable for such shares or other equity securities;

            (c) Violating, breaching, defaulting, or, except as contemplated by this Agreement, terminating and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, default, or termination in any way under any term of any of the Contracts to which BICO is a party or by which any of the assets of BICO is or may be bound;

            (d) (i) Merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other person or entity, (ii) acquiring or agreeing to acquire blocks of business or all or substantially all the assets or properties or capital stock or other equity securities of any other person or entity, or (iii) otherwise acquiring or agreeing to acquire control or ownership of any other person or entity; and

            (e) Except in the ordinary course of business and consistent with past practice, and/or except as set forth in any or all of the Program Agreements, creating, incurring, assuming, guaranteeing or otherwise becoming liable for, and from canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, any liability, and from waiving any right of BICO to receive any direct or indirect payment or other benefit under any liability owing to BICO.

       SECTION 4.11 NOTICE AND CURE. Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller (on its own behalf or on behalf of BIG or BICO) under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Seller (on its own behalf or on behalf of BIG or BICO) contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.

       SECTION 4.12 CONFIDENTIALITY. Each of Purchaser and Seller will refrain, and will cause its respective officers, directors, employees, agents and other representatives to refrain, from disclosing to any other person or entity any confidential documents or confidential information disclosed by or on behalf of the other party hereto acquired by it in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to such other party hereto;
(ii) either party hereto deems it necessary (upon advice of such party's legal counsel) to disclose any such confidential documents or information in connection with the requirements of any federal securities or state blue sky law; or (iii) such confidential documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party from other public sources.

       SECTION 4.13 REINSURANCE AGREEMENT. In the event CalComp shall at any time have an A.M. Best rating of B- or less (or in the event CalComp's A.M. Best rating shall have been downgraded two or more levels from its rating on the Closing Date), BICO shall have the right, in its discretion:
(a) to cancel the Loss Portfolio Transfer and 100% Quota Share Reinsurance Contract between BICO and CalComp (the "REINSURANCE AGREEMENT") effective upon 30 days prior written notice to CalComp; and (b) to require Seller to arrange for a substitute reinsurer to enter into a reinsurance agreement with BICO on terms identical to the terms of the Reinsurance Agreement.

       SECTION 4.14   BICO LIABILITIES.

            (a) Schedule 4.14 lists all liabilities of BICO as of September 30, 1998. Seller guarantees that on the Closing Date, BICO shall have cash or cash equivalents in an amount equal to the sum of: (i) such liabilities of BICO remaining on the Closing Date, plus (ii) any and all liabilities of BICO arising subsequent to September 30, 1998 and on or prior to the Closing Date that remain outstanding on the Closing Date (other than pursuant to the Surviving Contracts), whether or not reflected on the books and records of BICO on the Closing Date.

            (b) Notwithstanding anything to the contrary in this Agreement, including, without limitation, any disclosure by Seller to Purchaser with respect to any Contracts, Seller agrees to indemnify and hold harmless the Indemnitees, against and in respect of, any and all damages, claims, losses, liabilities, and expenses (including without limitation, reasonable legal, accounting, consulting and other expenses), which may be imposed upon, incurred by, or asserted against any of the Indemnitees by any other party or parties (including, without limitation, any Governmental Entity), arising out of, in connection with, or relating to (i) any breach by Seller of the representations, warranties and/or covenants in Section 4.14(a), and/or (ii) any Contracts (other than the Surviving Contracts). This indemnity shall survive the Closing, shall be in addition to Seller's obligations under
Section 5.1 and shall be consistent with Sections 5.3, 5.4, 5.5, 5.6, 5.7 and
5.9.

       SECTION 4.15 OPERATIONS INSURANCE. Seller shall, on or before the Closing Date, cause BICO, BIG and/or FHS to enter into such liability, property and casualty, automobile, workers' compensation, errors and omissions, directors and officers liability, and other similar insurance policies and/or Contracts of insurance with respect to the ownership, use and/or operations of the businesses or property of BICO (collectively the "OPERATIONS INSURANCE POLICIES"), which Operations Insurance Policies shall in form and substance be satisfactory to Purchaser, will be in effect on the Closing Date, and will be in the amounts and provide such coverages as are described in Schedule 4.15.

       SECTION 4.16 MANAGED CARE REPLACEMENT AGREEMENT. Seller shall, on or before the Closing Date or as soon thereafter as possible: (i) cause BICO to terminate, effective on or before the Closing Date or as soon thereafter as possible, the agreement between Healthcare Compare Corp. and BICO, entered into as of October 1, 1995, as amended, including, without limitation, all supplements, appendices and exhibits thereto (collectively, the "HEALTHCARE COMPARE CORP. CONTRACT"), and (ii) cause BICO to enter into with Healthcare Compare Corp. (or another managed-care provider acceptable to Purchaser in Purchaser's discretion), an agreement to replace the Healthcare Compare Corp. Contract (the "MANAGED CARE REPLACEMENT AGREEMENT"), containing such terms and conditions as are satisfactory to Purchaser in its sole discretion, and in form and substance satisfactory to Purchaser, in its sole discretion. Notwithstanding anything to the contrary in this Agreement, including, without limitation, any disclosure by Seller to Purchaser, Seller agrees to indemnify and hold harmless the Indemnitees against and in respect of, any and all damages, claims, losses, liabilities, and expenses (including without limitation, reasonable legal, accounting, consulting and other expenses), which may be imposed upon, incurred by, or asserted against any of the Indemnitees by any other party or parties (including, without limitation, any Governmental Entity), arising out of, in connection with, or relating to the Healthcare Compare Corp. Contract (whether arising prior to or subsequent to the Closing Date) and/or arising out of, in connection with, or relating to the Managed Care Replacement Agreement prior to the Closing Date. This indemnity shall survive the Closing, shall be in addition to Seller's obligations under
Section 5.1 and shall be consistent with Sections 5.3, 5.4, 5.5, 5.6, 5.7 and
5.9.

       SECTION 4.17 INDEMNIFICATION FOR EMPLOYEE MATTERS LIABILITIES. Notwithstanding anything to the contrary in this Agreement, including, without limitation, any disclosure in Schedule 2.5 or Schedule 2.10, Seller agrees to indemnify and hold harmless the Indemnitees against and in respect of, any and all "Employee Matters Liabilities". For purposes of this Agreement, the term "EMPLOYEE MATTERS LIABILITIES" shall mean any and all damages, claims, losses, liabilities, and expenses (including without limitation, reasonable legal, accounting, consulting and other expenses), which may be imposed upon, incurred by, or asserted against any of the Indemnitees by any other party or parties (including, without limitation, any Governmental Entity), arising out of, in connection with, or relating to: (i) Seller's, BIG's or BICO's breach of any of the representations, warranties and/or covenants by or on behalf of Seller, BIG and/or BICO set forth in
Section 2.10, Section 2.11 and/or Section 6.2(b)(v), and (ii) any "Employment Practices Litigation". For purposes of this Agreement, the term "EMPLOYMENT PRACTICES LITIGATION" shall mean any and all actions and/or proceedings of any kind whatsoever arising out of, relating to or in connection with the breach or violation, or alleged breach or violation, on or prior to the Closing Date, by Seller, BIG and/or BICO and/or any officer, director, employee or agent of Seller, BIG and/or BICO, of any or all Employment Practices Laws. This indemnity shall survive the Closing, shall be in addition to Seller's obligations under Section 5.1 and shall be consistent with Sections 5.3, 5.4, 5.5, 5.6, 5.7 and 5.9.


                                   ARTICLE V.

                                INDEMNIFICATION

       SECTION 5.1 INDEMNIFICATION BY SELLER. Subject to the conditions set forth in this Article V, Seller agrees to indemnify, defend and hold Purchaser, its officers, directors, agents, employees, successors, assigns and Affiliates (the "PURCHASER INDEMNIFIED PARTIES"), harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (collectively, "LOSSES"), that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement or described in any Schedule hereto or (ii) that relate to or arise out of or in connection with the assets, businesses, operations, conduct, products or employees (including former employees) of BICO relating to or arising out of or in connection with occurrences existing prior to the Closing Date.

       SECTION 5.2 INDEMNIFICATION BY PURCHASER. Subject to the limits set forth in this Article V, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, agents, employees, successors, assigns and Affiliates (the "Seller Indemnified Parties"), harmless from and in respect of any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement or
(ii) arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against Seller or any of its Affiliates at any time after the Closing Date to the extent that such Losses (x) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products, environmental conditions or violations of Environmental Laws and/or employees (including former employees) of BICO relating to or arising out of or in connection with occurrences after the Closing Date and (y) do not arise out of a breach of Seller's representations and warranties in, or a default in the performance of any of Seller's covenants under, this Agreement and/or the Acquisition Agreement.

       SECTION 5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement and the indemnification obligations of Seller under Section 5.1 will survive the Closing Date and will remain in full force and effect thereafter for a period of three (3) years from the Closing Date; PROVIDED, HOWEVER, that (i) the representations and warranties contained in Section 2.7 shall be governed by
Section 4.3, (ii) the representations and warranties contained in Section 2.9 shall be governed by Section 4.8, and (iii) the representations and warranties contained in Section 2.10 and 2.11 shall be governed by Section 4.17; PROVIDED, FURTHER, that such representations, warranties and indemnification obligations shall survive (if at all) beyond such period with respect to any inaccuracy therein, breach thereof or obligation thereunder, provided notice of such shall have been duly given within the applicable time period, in accordance with Section 5.4. Anything to the contrary contained in this Article V notwithstanding, no Purchaser Indemnified Party shall be entitled to recover from Seller with respect to any Losses that may be incurred arising out of or relating to any inaccuracy or breach of any representation or warranty or any breach of any covenant, undertaking or other agreement unless and until the total of all claims for such Losses, whether such claims are brought under this Article V or otherwise, exceeds $25,000 and then only for the amount by which such claims exceed $25,000. Anything to the contrary contained in this Article V notwithstanding, no Seller Indemnified Party shall be entitled to recover from Purchaser with respect to any Losses that may be incurred arising out of or relating to any inaccuracy or breach of any representation or warranty or any breach of any covenant, undertaking or other agreement unless and until the total of all claims for such Losses, whether such claims are brought under this Article V or otherwise, exceeds $25,000 and then only for the amount by which such claims exceed $25,000. In addition, anything to the contrary contained herein notwithstanding, Seller shall not be entitled to recover from Purchaser more than the Purchase Price in the aggregate pursuant to this Article V.

       SECTION 5.4 NOTICE AND OPPORTUNITY TO DEFEND. If an event occurs which a party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the party seeking indemnification shall promptly notify the other party obligated to provide indemnification (the "INDEMNIFYING PARTY"). If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; PROVIDED, HOWEVER, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. If any such action is brought against any party seeking indemnification and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, at its cost, risk and expense to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification, unless the named party to such action or proceeding includes both an Indemnifying Party and a party seeking indemnification and the party seeking indemnification has been advised in writing by counsel that there may be one or more legal defenses available to such party that are different from or additional to those available to the Indemnifying Party, in which event the party seeking indemnification shall be entitled, at the Indemnifying Party's reasonable cost and expense, to separate counsel of its own choosing reasonably acceptable to the Indemnifying Party. After notice from the Indemnifying Party to the party seeking indemnification of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any such asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. The Indemnifying Party shall be entitled to compromise or settle any claim as to which it is providing indemnification, which compromise or settlement shall be made only with the written consent of the party being indemnified, such consent not to be unreasonably withheld. If an Indemnifying Party fails to assume the defense of a claim within 30 calendar days after receipt of the notice of claim by the Indemnifying Party, the party seeking indemnification, against which such claim has been asserted, will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake, at the Indemnifying Party's reasonable cost and expense subject to the limitations set forth in this
Article V, the defense, compromise or settlement of such claim on behalf of and for the account of the Indemnifying Party subject to the limitations set forth in this Article V; PROVIDED, HOWEVER, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the party seeking indemnity assumes the defense of the claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which will not be unreasonably withheld.

       SECTION 5.5 ADJUSTMENT FOR INSURANCE AND TAXES. The amount which an Indemnifying Party is required to pay to, for or on behalf of the other party (hereinafter referred to as an "INDEMNITEE") pursuant to this Article V and Section 4.3 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "INDEMNIFIABLE LOSS") and (ii) to take account of any tax benefit actually realized as a result of any Indemnifiable Loss, less the cost of procuring such insurance proceeds or tax benefit. Amounts required to be paid, as so reduced, are hereinafter sometimes called an "INDEMNITY PAYMENT." If an Indemnitee has received or has had paid on its behalf an Indemnity Payment for an Indemnifiable Loss and subsequently receives insurance proceeds for such Indemnifiable Loss, or realizes any tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall (i) promptly notify the Indemnifying Party of the amount and nature of such proceeds and benefits, together with the cost of procuring them, and (ii) pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit (reduced by such procurement cost), or, if lesser, the amount of the Indemnity Payment.

       SECTION 5.6 MITIGATION OF LOSS. Each Indemnitee is obligated to use its reasonable efforts to mitigate the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to an Indemnitee in respect of such Loss to the extent such Indemnitee failed to comply with the foregoing obligation.

       SECTION 5.7 SUBROGATION. Upon making any Indemnity Payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates; PROVIDED, HOWEVER, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

       SECTION 5.8    TAX INDEMNIFICATION.  None of the provisions of this
Article V, with the exception of Section 5.5, shall apply to the claims, obligations, liabilities, covenants and representations under Section 4.3, which shall be governed solely by the terms thereof.

       SECTION 5.9 SET-OFF. Neither Seller nor Purchaser shall have any right to set-off any Losses against any payments to be made by such party or parties pursuant to this Agreement, except as otherwise expressly provided herein or therein.

       SECTION 5.10 EXCLUSIVE REMEDY. Following the Closing, the indemnities provided for in this Article V shall be the sole and exclusive remedies (other than the indemnities provided in Sections 4.3, 4.8, 4.14, 4.16, and/or 4.17) of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement (but not any such covenants or agreements to the extent they are by their terms to be performed after the Closing Date). The parties shall not be entitled to a recission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the parties hereby waive; PROVIDED, HOWEVER, that nothing herein is intended to waive any claims for intentional fraud.


                                  ARTICLE VI.

                                   CONDITIONS

       SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

            (a) no arbitrator or Governmental Entity shall have issued any preliminary restraining order, injunction, writ, decree, order or ruling of any nature, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of any of the material transactions contemplated by this Agreement; PROVIDED, that the parties shall have used all reasonable efforts to cause any such order, decree, ruling, statute, rule or regulation to be vacated or lifted;

            (b) the required insurance regulatory approvals of the consummation of the transactions contemplated hereunder (the "STATE INSURANCE REGULATORY APPROVAL"), which are set forth in Schedule 6.1(b), shall have been obtained;

            (c) except as permitted under Section 1.2, above, with respect to no more than ten (10) Licenses, as more fully described in Section 1.2, above, all appropriate consents, approvals, authorizations, licenses and orders of any applicable federal, state, local and foreign regulatory authority having or asserting jurisdiction over the subject matter of this Agreement or as otherwise required in connection with the consummation of the transactions contemplated hereby, and otherwise as may be required to permit the change or transfer in control of BICO to occur while preserving in full force and effect in all respects any and all of the Licenses; and

            (d) to the extent required or so structured, approval by the board of directors of FHC.

       SECTION 6.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

            (a) the representations and warranties of Seller and/or by or on behalf of BIG and/or BICO shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period);

            (b) the Seller shall have made the following additional representations and warranties, which shall be true and accurate as of the Closing Date:

            (i) OWNERSHIP OF STOCK. The Shares are owned by Seller free and clear of all Encumbrances, other than restrictions imposed by federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than restrictions imposed by federal and state securities laws;

            (ii) ASSETS. BICO has no subsidiaries and its assets consist solely of the Licenses listed on Schedule 2.1(b), and the U.S. Treasury securities, cash and other securities or assets on deposit with insurance regulatory authorities in accordance with applicable law that are described on Schedule 6.2(b)(ii), a copy of which shall be delivered on the Closing Date and which Schedule shall be satisfactory to Purchaser, in form and substance, in its sole judgment;

            (iii) NO UNDISCLOSED LIABILITIES.  Except as set forth in
Schedule 6.2(b)(iii), BICO has no liabilities, contingent or otherwise, of any kind or nature;

            (iv) SURVIVING CONTRACTS. Except for the Program Agreements, the Managed Care Replacement Agreement, and the Operations Insurance Policies (collectively, the "SURVIVING CONTRACTS"), BICO is not party to any Contracts of any kind or nature. Each Surviving Contract is in full force and effect and, to the knowledge of Seller or BICO, is valid and enforceable by BICO in accordance with its terms. BICO is not in default in the observance or the performance of any term or obligation to be performed by it under any Surviving Contract; to the knowledge of Seller there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a breach of or a default under any Surviving Contract; and to the knowledge of Seller, there have been no intentional waivers or releases of any rights or remedies of BICO under any Surviving Contract except for such breaches, defaults or waivers the effect of which, individually or in the aggregate, would not materially adversely affect the ability of Seller to consummate the transactions contemplated hereby. To the knowledge of Seller and/or BICO, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Surviving Contract; and

            (v) EMPLOYEES. BICO shall, on and after the Closing Date, have no officers or employees, and neither BICO nor Purchaser, nor any of Purchaser's Affiliates, shall have, on or after the Closing Date, any liability for (A) any compensation, benefits, and perquisites of any kind with respect to any person on account of employment by BICO at any time or times prior to the Closing Date, or the termination of employment of any such person by Seller, BICO and/or BIG, including, but not limited to, medical or dental benefits either reported but not paid or incurred but not reported prior to the Closing Date, continuation of health care coverage pursuant to COBRA or any liabilities arising under, in connection with, or with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA or bonus, deferred compensation, stock purchase, stock option, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement which at any time covered employees of BICO; and/or (B) notices, payments, fines, taxes or assessments due to any Governmental Entity pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees of BICO by Seller, BICO and/or

BIG for any period prior to the Closing Date, including, but not limited to, the WARN Act and any applicable state severance pay law and any rules or regulations that have been issued in connection with any of the foregoing;

            (c) Seller, BIG and BICO shall have performed in all material respects the obligations hereunder required to be performed by them at or prior to the Closing Date;

            (d) Purchaser shall have received an incumbency certificate and a certificate signed by two executive officers of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a),
Section 6.2(b) and Section 6.2(c) have been satisfied;

            (e) Purchaser shall have received an original of the "UNDERWRITING MANAGEMENT AGREEMENT," in the form of EXHIBIT A hereto, duly executed by SNIS and BICO;

            (f) Purchaser shall have received an original of the "QUOTA SHARE REINSURANCE AGREEMENT," in the form of EXHIBIT B hereto; duly executed by CalComp and BICO;

            (g) Purchaser shall have received an original of the LOSS PORTFOLIO TRANSFER AGREEMENT, in the form of EXHIBIT C hereto, duly executed by CalComp and BICO;

            (h) Purchaser shall have received an original of the CLAIMS ADMINISTRATION SERVICES AGREEMENT, in the form of EXHIBIT D hereto, duly executed by Seller's designee (reasonably acceptable to Purchaser) and BICO;

            (i) Purchaser shall have received originals of the Operations Insurance Policies, in form and substance be satisfactory to Purchaser in its sole discretion, in the amounts and providing such coverages as are described in Schedule 4.15.

            (j) Purchaser shall have received letters of resignation from each member of the board of directors of BICO, which resignations shall be effective as of the Closing Date;

            (k) Purchaser shall have received certified copies of resolutions duly adopted by the Boards of Directors of Seller, BIG and/or BICO, as the case may be, authorizing and approving the execution, delivery and performance of this Agreement and each other agreement required to be executed and delivered by Seller, BIG and/or BICO pursuant to this Agreement;

            (l) Purchaser shall have completed its due diligence investigation of BICO, and, to the extent deemed necessary by Purchaser, FHC and BIG and their respective financial and legal condition, including, without limitation, financial statements, accounting methods, assets, liabilities, tax matters, regulatory requirements, insurance and reinsurance agreements and other contractual arrangements, it being understood and agreed that the completion by Purchaser of such due diligence shall not limit in any respect any of Purchaser's rights with respect to any breach by Seller, BIG and/or BICO of any of their respective representations, warranties and/or covenants in this Agreement (made by them or on their behalf);

            (m) Seller shall have delivered copies to Purchaser of all certificates of good standing, certificates of qualification and certificates of authority for BICO, consistent with the disclosure provided in Schedule 2.1(b); and

            (n) Purchaser shall have received such other documents and instruments in connection with the Closing as are reasonably requested by it.

       SECTION 6.3 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following conditions:

            (a) the representations and warranties of Purchaser shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement;

            (b) Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

            (c) Seller shall have received an incumbency certificate and a certificate signed by two executive officers of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

            (d) The transactions contemplated by the Acquisition Agreement shall have been consummated;

            (e) Seller shall have received a duly executed copy of the Underwriting Management Agreement;

            (f) Seller shall have received a duly executed copy of the Quota Share Reinsurance Agreement; and

            (g) Seller shall have received certified copies of resolutions duly adopted by the Board of Directors of Purchaser authorizing and approving the execution, delivery and performance of this Agreement and each other agreement required to be executed and delivered by Purchaser pursuant to this Agreement;

            (h) Seller shall have received such other documents and instruments in connection with the Closing as are reasonably requested by it.

                                  ARTICLE VII.

                                  TERMINATION

       SECTION 7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

            (a)   by the mutual consent of Seller and Purchaser;

            (b)   by Seller or Purchaser:

                  (i)         upon the termination of the Acquisition Agreement;

                  (ii) if the Closing shall not have occurred on or prior to December 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (or, with respect to Seller, whose failure to fulfill any obligation under the Acquisition Agreement) has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

                  (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

            (c) by Seller if Purchaser (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect, in each case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable within a reasonable period of time by Purchaser through the exercise of Purchaser's best efforts and for so long as Purchaser shall be so using its best efforts to cure such breach, Seller may not terminate this Agreement pursuant to this Section 7.1(c); or

            (d) by Purchaser if Seller (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable within a reasonable period of time by Seller through the exercise of Seller's best efforts and for so long as Seller shall be so using its best efforts to cure such breach, Purchaser may not terminate this Agreement pursuant to this Section 7.1(d).

       SECTION 7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

            (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

            (b) all confidential information received by either party with respect to the business of any other party or its subsidiaries or Affiliates shall be treated in accordance with the provisions of the Section 4.12, which shall survive the termination of this Agreement; and

            (c) neither party will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this
Section 7.2, and (ii) for any willful breach of any provision of this Agreement.


                                 ARTICLE VIII.

                                 MISCELLANEOUS

       SECTION 8.1    GOVERNING LAWS AND CONSENT TO JURISDICTION.

            (a) The laws of the State of New York (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties.

            (b) To the extent permitted by law, Seller and Purchaser each hereby irrevocably:

                  (i) consent to any suit, action or other proceeding with respect to this Agreement being brought in any federal court of competent jurisdiction; and

                  (ii) waive any objection that they may have now or hereafter to the venue of any such suit, action or other proceeding in any such court and any claim that any of the foregoing have been brought in an inconvenient forum; and

                  (iii) acknowledge the competence of any such court; and agree that the final judgment in any such suit, action or other proceeding brought in any such court, after expiration of all rights of appeal, shall be conclusive and binding upon them and may be enforced in any court to the jurisdiction of which they are or may be subject by a suit upon such judgment, a certified copy of which shall be conclusive evidence of their liability; and

                  (iv) agree that service of process in any suit, action or other proceeding brought in any such court may be made upon them by notice sent by certified mail to the address set forth in this Agreement, or to such other address of which they shall have given written notice to the other sent by overnight courier or certified mail to the address set forth in this Agreement; and

                  (v) waive all claims of error by reason of any service effected in accordance with the provisions of subparagraph (iv) above and agree that such service shall be deemed in every respect effective service upon them in any suit, action or other proceeding and shall be taken and held to be valid personal service upon or personal delivery to them, to the fullest extent permitted by law.

       SECTION 8.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time prior to the Closing Date with respect to any of the terms contained herein.

       SECTION 8.3 NOTICES. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon actual receipt or when delivered by hand or by Federal Express or a similar overnight courier, (ii) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed or (iii) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clause (i) or (ii) above), to the receiving party during regular business hours at the address or facsimile number set forth below (or at such other address or facsimile number for a party as shall be specified by like notice); PROVIDED, HOWEVER, that any notice of change of address or facsimile number shall be effective only upon receipt:

            (a)   if to Purchaser, to:

                     Centre Solutions Holdings (Delaware) Limited
                     c/o   Zurich Centre Group, LLC
                     Telephone No.:  (212) 898-5300
                     Facsimile No.:  (212) 898-5400
                     Attention:  President
                     with a copy to:

                     Rosenman & Colin LLP
                     575 Madison Ave.
                     New York, New York  10022
                     Telephone No.:  (212) - 940-7003
                     Facsimile No.:  (212) 940-8776
                     Attention:  Richard H. Fortmann

            (b)   if Seller, to:

                     Superior National Insurance Group, Inc.
                     26601 Agoura Road
                     Calabasas, California 91302
                     Telephone No.:  (818) 880-1600
                     Facsimile No.:  (818) 880-8615
                     Attention:  Chief Financial Officer

                     with a copy to:

                     Riordan & McKinzie
                     300 South Grand Avenue, Suite 2900
                     Los Angeles, CA  90071
                     Telephone No.:  (213) 229-8509
                     Facsimile No.:  (213) 229-8550
                     Attention:  Dana M. Warren, Esq.

       SECTION 8.4    INTERPRETATION.

            (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, Section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. As used in this Agreement, the term "AFFILIATE(S)" shall have the meaning set forth in Rule l2b-2 of the Securities Exchange Act of 1934, as amended. The phrases "to the knowledge of," "to a party's best knowledge," or any similar phrase shall mean such facts and other information which as of the date of determination are known to the referenced party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 7, 1998. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in the city of New York are open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            (b) The Schedules and Exhibits hereto shall be construed with and as an integral part of this Agreement as if the same had been set forth verbatim herein. Any matter disclosed pursuant to such Schedules and Exhibits shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

            (c) Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

       SECTION 8.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

       SECTION 8.6 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, including the Exhibits, Schedules and other documents and instruments referred to herein, (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, including the letter of intent dated June 2, 1998, as amended, between the parties with respect to the subject matter hereof and (ii) except as provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

       SECTION 8.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       SECTION 8.8 SPECIFIC PERFORMANCE. Each party acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 8.1.

       SECTION 8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

       SECTION 8.10 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

       SECTION 8.11 WAIVERS. Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

       SECTION 8.12 SURVIVAL. The indemnification agreements set forth in Sections 4.3, 4.8, 4.14, 4.16, 4.17 and Article V hereof, shall survive the Closing in accordance with their respective terms, and any and all covenants and agreements in this Agreement to be performed after the Closing shall survive the Closing in accordance with their terms, including, without limitation, the covenants and agreements of Seller set forth in Sections 1.2 and/or 4.13 of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:          CENTRE SOLUTIONS HOLDINGS (DELAWARE) LIMITED




                    By:  /s/ DAVID L. WASSERMAN
                       --------------------------------------------------
                    Name:    David L. Wasserman
                    Title:   President


SELLER:             SUPERIOR NATIONAL INSURANCE GROUP, INC.



                    By:  /s/  J. CHRIS SEAMAN
                       --------------------------------------------------
                    Name:     J. Chris Seaman
                    Title:    Executive Vice President &
                              Chief Financial Officer

SCHEDULE NO.                       GENERAL DESCRIPTION OF SCHEDULE

Exhibit 1.2: States whose statutory deposits will be used to calculate the "Excluded Statutory Amount"

Schedule 2.1(a):         exceptions to valid licenses

Schedule 2.1(b): licenses in all jurisdictions in which BICO is currently authorized to transact the business of insurance

Schedule 2.4: the authorized, issued and outstanding capital stock of BICO

Schedule 2.5: actions, suits, or proceedings involving Seller or BICO or any of their respective officers or directors as such, or any of BICO's assets

Schedule 2.6: default or violation of any term, condition or provision of its certificate of incorporation or bylaws, by Seller or BICO

Schedule 2.7: Exceptions to BICO tax information represented by Seller.

Schedule 2.7 Part (c):   all income Tax Returns filed with respect to BICO for
                         taxable periods ended after December 31, 1994, and indicates those Tax Returns that have been audited or are currently the subject of an audit

Schedule 2.7 Part (i):   the basis of BICO in its assets; the amount of any net
                         operating loss, net capital loss, and the amount of any deferred gain or loss allocable to each party

Schedule 2.10: complaints of any unfair labor practice or discriminatory employment practice against BICO filed or threatened to be filed by the NLRB, the EEOC or any other administrative agency

Schedule 2.12: Intellectual Property -- listing of all material trademarks, copyrights and patents owned or used by BICO in the conduct of its business

Schedule 4.3(h): Code Section 338(h)(10) Election - allocation by Purchaser and Seller of the purchase price among BICO's assets

Schedule 4.4(c): list of states which require Purchaser and Seller to make filings and submissions of information with the insurance departments of those states

Schedule 4.6(a): contracts not terminated and released by Seller, BIG and/or BICO as of the Closing Date

Schedule 4.14:           all liabilities of BICO as of September 30, 1998.


Schedule 4.15: operations insurance provided by Seller in favor of BICO.


Schedule 6.1(b): required insurance regulatory approvals of the consummation of the transactions contemplated in SPA

Schedule 6.2(b)(ii):     BICO assets on deposit with insurance regulatory
                         authorities

Schedule 6.2(b)(iii):    BICO's liabilities as of Closing


     The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.